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                                                                    EXHIBIT 10.1

                          AGREEMENT AND GENERAL RELEASE

         Agreement and General Release ("Agreement"), dated February 21, 2003, by and between Dorothy E. Sander, a resident of Florida ("Executive", "she", "her" or "herself") and U.S. Industries, Inc., headquartered in West Palm Beach, Florida (the "Company").

         1. Executive and Company acknowledge that Executive's employment with the Company will terminate effective March 31, 2003 (the "Termination Date"), and in accordance with her Restated Employment Agreement dated June 17, 1998, as amended September 1, 1999 (the "Employment Agreement"), Executive will be provided with the following entitlements pursuant to Section 8(c) thereof, subject to withholdings and deductions (all capitalized terms shall be defined as in the Employment Agreement unless otherwise noted in this Agreement):

                  (A)      (i)      In a lump sum within five (5) days after
                                    the Effective Date, as defined in the
                                    Release annexed hereto as Exhibit B, an
                                    amount equal to $520,000; and
                           (ii)     Effective April 1, 2004 and continuing
                                    through March 31, 2005, an amount equal to $520,000 payable ratably over such period in accordance with the Company's normal payroll practices, but not as an employee; and
                           (iii)    Promptly, upon presentation of documentation
                                    any unreimbursed business expenses in
                                    accordance with Section 6 of the Employment
                                    Agreement; and
                           (iv)     Promptly after the Termination Date,
                                    vacation pay amounting to four weeks' pay based on Executive's Base Salary;
                           (v)      Executive's accrued benefits under the USI
                                    Supplemental Retirement Plan, as increased hereunder to the extent applicable, on a fully vested basis and in accordance with the terms of the Plan.

                  (B)      (i)      immediate full accelerated vesting on the
                                    Termination Date of 17,560 shares of
                                    restricted stock (representing 4,762 shares of the November 13, 1998 grant and 12,798 shares of the September 1, 1999 grant); and
                           (ii)     all options vested as of the Termination
                                    Date, in accordance with the terms of the applicable equity plans (subject to Section
                                    4(B) below).

                  (C) Executive's vested benefits under the USI Master Pension Plan and the USI Retirement Savings and Investment Plan in accordance with the terms of the respective Plans;

                  (D) two years of additional service and compensation credit (equivalent to Base Salary) under the USI Supplemental Retirement Plan; and

                  (E) on December 15, 2004 and December 15, 2005, respectively, payment of the maximum amount of Company contribution the Company would have


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                           made to Executive's account had she participated in
                           the USI Retirement Savings & Investment Plan for such calendar years; and

                  (F) two years of continued coverage under the USI Welfare Plan (excluding life insurance and long term disability coverage), at the Company's cost (without any obligation of payment by Executive) for Executive and her eligible dependents, as defined under the Plan;

                  If there is a Change-in-Control of the Company, as defined in the Employment Agreement, prior to the amounts payable under (A) and (E) above are made, such remaining amounts shall be paid in a lump sum within five (5) days after such Change-in-Control. Upon a Change-in-Control of the Company (as defined in the applicable plan), all rights and entitlements under the Company's equity and employee benefit plans shall be determined in accordance with the Change-in-Control provisions of the applicable plans.

         2. All provisions of the Employment Agreement that are intended to survive the Executive's termination of employment shall continue to survive, including but not limited to Sections 10, 11, 12, 13 and 14.

         3. In exchange for the Executive's waiver of certain claims against the Company to be executed simultaneous with execution of this Agreement (the "Waiver", attached as Exhibit A), the Company hereby agrees to pay the Executive a payment equal to $1.2 million on February 21, 2003. The Executive agrees to continue to be bound by the Employment Agreement and all other policies, plans and programs of the Company through the Termination Date.

         4. Upon the Executive's execution and delivery on or after the Termination Date of a full release (the "Release", attached as Exhibit B), and her not revoking such Release within the time period specified therein, the Company agrees to provide the Executive with the following additional entitlements:

                  (A) Effective on the Termination Date, accelerated vesting in 18,106 shares of formerly restricted stock (representing 5,904 shares of the November 13, 1998 grant and 12,202 shares of the September 1, 1999 grant); and

                  (B) Full vesting in the options granted February 11, 2000, June 10, 2002 and December 4, 2002, as of the Termination Date; and

                  (C) Five (5) years of additional service and compensation credit equivalent to Base Salary under the USI Supplemental Retirement Plan (in addition to that under Section 1(D) above); and

                  (D) On or prior to December 15, 2003, a termination payment equal to $110,911 multiplied by a factor (up to 150%) equal to the level of achievement approved by the Compensation Committee for executive officers for fiscal year 2003, generally, pursuant to the Company's annual incentive performance plan; and


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                  (E)      Extension of the option exercise period through the
                           third annual anniversary of the Termination Date (but subject to all of the other provisions of the grants and plans relating to exercise period other than that related to termination of employment) for all vested options remaining outstanding following the Termination Date which were previously granted under the Company's stock option programs and which are not forfeited pursuant to Section 5(B) hereof; and

                  (F) Following the period referenced in 1(F) above, continued medical/health/vision/dental coverage under the USI Welfare Plan as it exists from time-to-time (i.e., COBRA defined coverages excluding life insurance and long term disability coverage), as a retired employee, during her lifetime (including any eligible dependents as defined in such plan), without charge to her prior to her 60th birthday, provided however, if such retiree benefits, or related terms, are modified or terminated for retired participants in the USI Welfare Plan (or its successor or replacement plan), such modification or termination shall also apply to Executive; and

                  (G) Following the Termination Date, the Company will use its full best efforts to assure that Executive's benefits provided under the USI Supplemental Retirement Plan, or successor plan, will be handled in the same manner as for the other executive officers' benefits which accrued under such plan; and

                  (H) Executive's Long Term Incentive Plan ("LTIP") account balance, amounting to $129,116.87 as of the Termination Date, paid to Executive promptly after the Effective Date; and

                  (I) A payment of $100,000 paid to Executive promptly after the Effective Date, in favor of the assistance and services referenced in 5(C) below.


         5.       Further, the parties agree as follows:

                  (A) Section 9 of the Employment Agreement shall be of no further force or effect after the Termination Date; and

                  (B) All options granted to Executive on December 2, 1996, November 13, 1998, September 1, 1999 and May 3, 2000 shall be forfeited on the day after the Termination Date; and

                  (C) The Executive agrees to be reasonably available to assist the Company at the Company's request, for up to fifty days during the twenty-four month period following the Termination Date (as such times as mutually agreed in good faith between the parties). Performance of services for more than four (4) hours in a day shall count as a full day. Performance of services for less than four (4) hours in a day shall be aggregated and treated as one (1) day for each eight (8) hours. The Company will reimburse Executive for all pre-approved traveling expenses and all other reasonable out-of-

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                           pocket expenses incurred by Executive in order for
                           her to fulfill this obligation; but shall otherwise not pay the Executive for such services; and

                  (D) The Executive agrees that she shall not disparage or encourage or induce others to disparage the Company Entities. For purposes of this Section, the term "disparage" includes, without limitation, comments or statements to the press, or the Company's employees or any individual or entity with whom the Company Entities has a business relationship which would adversely affect in any manner: (i) the conduct of the business of any Company Entity (including, without limitation, any business plans or prospects) or (ii) the business reputation of any Company Entity. Further, neither the Company formally, nor its directors or named executive officers, shall disparage the Executive by any public statement or encourage or induce others to publicly disparage the Executive.

                  (E) The Executive agrees that she will cooperate with the Company and/or the Company Entities and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during her employment in which she was involved or of which she has knowledge as a result of her employment with the Company. The obligations of this Section 5(E) shall not count against the fifty days under (C) above. The Company shall reimburse the Executive for any reasonable pre-approved out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Company.

                           Further, the Executive agrees that, in the event she is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to her employment by the Company and/or the Company Entities, she will give prompt notice of such request to the General Counsel of the Company at the offices of the Company and will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, unless required otherwise by law.

                  (F) The Executive represents that on or prior to the Termination Date she will return to the Company all property belonging to the Company and/or the Company Entities, other than the laptop and pocket PC which she will use in the course of her consulting assignments pursuant to Section 5(C), including but not limited to leased vehicle, keys, card access to the building and office floors, any applicable Employee Handbook, phone cards, credit cards, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, disks and/or voicemail code. The Executive further acknowledges and agrees that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in Section 3 above unless and until she has satisfied all her obligations pursuant to this paragraph. Executive may retain copies of her address book and similar references.

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                  (G)      The terms and conditions of this Agreement are and
                           shall be deemed to be confidential until such time that this Agreement is filed with the Securities and Exchange Commission by the Company in its normal course of business, and until such time shall not be disclosed by Executive to any person or entity without the prior written consent of the Company, except if required by law, and to her accountants, attorneys and/or domestic partner, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Release. The Executive further represents that she has not disclosed the terms and conditions of the Release to anyone other than her attorneys, accountants and/or domestic partner.

                  (H) This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive.

                  (I) Executive acknowledges that as an officer of the Company she has a continuing fiduciary obligation to maintain the confidentiality of the Company's trade secrets and confidential information.

         6. The Executive acknowledges that she understands that in the event of a willful or material breach of this Agreement by her, including the Waiver and Release attached and made part of this Agreement, she shall not be entitled to the benefits and payments referenced in Sections 3 and 4 above, and that she shall return to the Company, on demand, all such previously provided benefits and payments.

         7. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

         8. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

         9. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without regard to the principles of conflicts of law.


For:     U.S. Industries, Inc.



By:  /s/ Steven C. Barre                         /s/ Dorothy E. Sander
     -----------------------------               -----------------------------
     Steven C. Barre                             Dorothy E. Sander (Executive)
     Senior Vice President, General
       Counsel and Secretary



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--------------------------------------------------------------------------------

                               WAIVER -- EXHIBIT A

--------------------------------------------------------------------------------




         Reference is made to the Agreement and General Release (the "Agreement") by and between Dorothy E. Sander ("Executive") dated February 21, 2003 and U.S. Industries, Inc. (the "Company"). All references herein shall have the same meaning as in the Agreement.

         In exchange for the payment in accordance with Section 3 of the Agreement, the Executive, for herself, and for her heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "Releasors") hereby waives any claims against the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the "Company Entities") from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which she ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which she signs this Waiver.

         Without limiting the generality of the foregoing, this Waiver is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of her employment and/or her separation from that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for vested benefits under any qualified employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under the New Jersey Civil Rights Act, the New Jersey Law Against Discrimination and the New Jersey Conscientious Employee Protection Act (iii) any claim under the Florida Civil Rights Act, the Florida Equal Pay Law or the Florida AIDS Act; (iv) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (v) any claim for attorneys' fees, costs, disbursements and/or the like, other than pursuant to Section 13 of the Employment Agreement. This Waiver shall not apply to claim under the Age Discrimination in Employment Act. Nothing in this Waiver shall be a waiver of claims that may arise after the date on which this Waiver is executed or rights of indemnification (including to directors and officer liability insurance) to which the Executive was entitled immediately prior to the date on which this Waiver was executed under the Company's Certificate of Incorporation, By-laws, Employment Agreement or otherwise with regard to her service with the Company or her rights under the Agreement.


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         Further, the Executive hereby acknowledges that it is her intent to execute the Release attached to the Agreement as Exhibit B. The Executive hereby confirms that she knows of no reason as of the date of the execution of this Waiver that would prevent her from executing such Release in a timely fashion.

         The Executive acknowledges and confirms that should the Release not be timely executed, or if the Release is rescinded during the prescribed period, that the Agreement shall be modified such that Executive shall not be entitled to the amounts and benefits due under Section 4 thereof, and shall forfeit the amounts due under Sections A(i) and (ii) thereof, but the Agreement and Waiver shall otherwise remain fully in force and effect.

AGREED:


/s/ Dorothy E. Sander                               Date:  February 21, 2003
-----------------------------
Dorothy E. Sander (Executive)



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                              RELEASE -- EXHIBIT B

         Reference is made to the Agreement and General Release dated February 21, 2003 (the "Agreement"), including Exhibit A (the "Waiver") by and between Dorothy E. Sander ("Executive") and U.S. Industries, Inc. (the "Company"). All references herein shall have the same meaning as in the Agreement.

         In accordance with the Agreement and in exchange for the entitlements in the Agreement, the Executive hereby agrees as follows:

         (A) After the Termination Date, the Executive shall not represent herself as being an employee, officer, agent or representative of the Company for any purpose, other than pursuant to the consulting arrangement referenced in Section 4(C) of the Agreement. The Executive also hereby acknowledges and agrees that the Company and its subsidiaries shall have no obligation to rehire her, or to consider her for employment, after the Termination Date. The Executive further warrants and represents that she will not seek employment with the Company or its subsidiaries at any time in the future.

         (B) The Executive acknowledges and agrees that the payment(s) and other benefits provided pursuant to Sections 3 and 4 of the Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company to her, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under the Employment Agreement, any alleged written or oral employment arrangement or agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between her and the Company; and (ii) exceed(s) any payment, benefit, or other thing of value to which she might otherwise be entitled under any policy, plan, arrangement or procedure of the Company.

         (C) In consideration for the payment and benefits to be provided to Executive pursuant to Sections 3 and 4 of the Agreement, the Executive, for herself and her heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the "Company Entities") from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which she ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which she signs this Release.

         Without limiting the generality of the foregoing, this Release is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of her employment and/or her separation from that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding



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         claims for vested benefits under any qualified employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any claim under the New Jersey Civil Rights Act, the New Jersey Law Against Discrimination and the New Jersey Conscientious Employee Protection Act (iii) any claim under the Florida Civil Rights Act, the Florida Equal Pay Law or the Florida AIDS Act; (iv) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (v) any claim for attorneys' fees, costs, disbursements and/or the like, other than pursuant to Section 13 of the Employment Agreement. Nothing in this Release shall be a waiver of claims that may arise after the date on which this Release is executed or rights of indemnification (including to directors and officer liability insurance) to which the Executive was entitled immediately prior to the date on which this Release was executed under the Company's Certificate of Incorporation, By-laws, Employment Agreement or otherwise with regard to her service with the Company or her rights under the Agreement.

         (D) The Executive represents and warrants that she has not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Company Entities in any court or before any administrative or investigative body or agency and/or that she is hereby withdrawing with prejudice any such complaints, charges, or actions that she may have filed against Company Entities. Executive further acknowledges and agrees that by virtue of the foregoing, she has waived all relief available to her (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in paragraph (C) above.

         (E) Executive acknowledges that she: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider the terms of this Release for at least twenty-one (21) days; (c) is hereby advised by the Company in writing to consult with an attorney of her choice in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with her independent legal counsel, or has had a reasonable opportunity to do so; (e) has had answered to her satisfaction by her independent legal counsel any questions she has asked with regard to the meaning and significance of any of the provisions of this Release; and (f) is signing this Release voluntarily and of her own free will and agrees to abide by all the terms and conditions contained herein.

         (F) The Executive understands that she will have at least twenty-one
(21) days from the date of receipt of this Release to consider the terms and conditions of this Release and that she may accept this Release by signing it and returning it to Steven C. Barre, Senior Vice President and General Counsel at U. S. Industries, Inc., 777 S. Flagler Drive (Suite 1112), West Palm Beach, FL 33401-6161 on or after March 31, 2003, but not after April 10, 2002, the date this Agreement, if not executed, becomes null and void. After executing this Release, the Executive shall have seven (7) days (the "Revocation Period") to revoke the Release by indicating her desire to do so in writing delivered to Steven C. Barre at the address above, or by fax to 561-514-3888, by no later than 5:00 p.m. on the seventh (7th) day after the date of execution. The effective date of the Release shall be the eighth (8th) day after the date the


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Executive signs the Release (the "Effective Date"). If the last day of the
Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day, and the Effective Date shall be the business day following the last day of the Revocation Period. In the event the Executive does not accept the Release as set forth above, or in the event she revoked this Release during the Revocation Period, the provisions of the last paragraph of the Waiver shall apply.


AGREED:


 /s/ Dorothy E. Sander                                      April 1, 2003
---------------------------------                        --------------------
 Dorothy E. Sander ("Executive")                                 Date











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